Exhibit 99

First Acceptance Corporation Reports Operating Results for the Quarter and Year Ended December 31, 2013

NASHVILLE, TN, March 4, 2014 – First Acceptance Corporation (NYSE: FAC) today reported its financial results for the quarter and year ended December 31, 2013.

Operating Results

Revenues for the three months ended December 31, 2013 were $59.2 million, compared with $55.1 million for the three months ended December 31, 2012. Income before income taxes for the three months ended December 31, 2013 was $3.4 million, compared with income before income taxes of $0.2 million for the three months ended December 31, 2012. Income before income taxes for the three months ended December 31, 2013 included favorable development of $2.6 million for losses occurring in prior accident quarters, while the income before income taxes for the three months ended December 31, 2012 included a favorable development of $1.8 million. Net income for the three months ended December 31, 2013 was $3.2 million, or $0.07 per share on a diluted basis, compared with net income of $0.1 million, or $0.00 per share on a diluted basis, for the three months ended December 31, 2012.

Revenues for the year ended December 31, 2013 were $240.5 million, compared with $228.1 million for the year ended December 31, 2012. Income before income taxes for the year ended December 31, 2013 was $9.8 million, compared with loss before income taxes of $9.0 million for the year ended December 31, 2012. Income before income taxes for the year ended December 31, 2013 included favorable development of $3.0 million for losses occurring in prior fiscal years, while the loss before income taxes for the year ended December 31, 2012 included the recognition of a net realized gain on investments of $3.2 million, or $0.08 per share on a diluted basis, and unfavorable development of $4.0 million for losses occurring in prior fiscal years. Net income for the year ended December 31, 2013 was $9.2 million, or $0.22 per share on a diluted basis, compared with net loss of $9.0 million, or $0.22 per share on a diluted basis, for the year ended December 31, 2012.

Premiums earned for the three months ended December 31, 2013 were $48.7 million, compared with $46.1 million for the three months ended December 31, 2012. Premiums earned for the year ended December 31, 2013 were $199.7 million, compared with $185.6 million for the year ended December 31, 2012. This improvement was primarily due to our recent pricing actions.

Loss Ratio. The loss ratio was 70.0 percent for the three months ended December 31, 2013, compared with 73.4 percent for the three months ended December 31, 2012. The loss ratio was 71.5 percent for the year ended December 31, 2013, compared with 79.8 percent for the year ended December 31, 2012.

We experienced favorable development related to prior accident quarters of $2.6 million for the three months ended December 31, 2013, compared with favorable development of $1.8 million for the three months ended December 31, 2012. We experienced favorable development related to prior fiscal years of $3.0 million for the year ended December 31, 2013, compared with unfavorable development of $4.0 million for the year ended December 31, 2012.

The favorable loss development for the year ending December 31, 2013 was primarily related to bodily injury claims occurring in accident years 2010 through 2012, partially offset by unfavorable loss and loss adjustment expense development on Florida personal injury protection claims. The unfavorable development for the year ended December 31, 2012 was primarily due to higher than expected severity with Florida personal injury protection claims and with Georgia bodily injury claims in older accident periods, and unfavorable loss adjustment expense development that was primarily related to higher than expected legal expenses for bodily injury claims for accident years 2010 and prior.

Excluding the development related to prior fiscal years, the loss ratios for the years ended December 31, 2013 and 2012 were 73.0 percent and 77.7 percent, respectively. The year-over-year decrease in the loss ratio was primarily due to the impact of pricing actions taken throughout 2012.

Expense Ratio. The expense ratio was 24.0 percent for the three months ended December 31, 2013, compared with 26.4 percent for the three months ended December 31, 2012. The expense ratio was 23.9 percent for the year ended December 31, 2013, compared with 26.7 percent for the year ended December 31, 2012. The year-over-year decrease in the expense ratio was primarily due to the increase in premiums earned which resulted in a lower percentage of fixed expenses in our retail operations (such as rent and base salary).

Combined Ratio. The combined ratio was 94.0 percent for the three months ended December 31, 2013, compared with 99.8 percent for the three months ended December 31, 2012. The combined ratio was 95.4 percent for the year ended December 31, 2013, compared with 106.5 percent for year ended December 31, 2012.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. We currently write non-standard personal automobile insurance in 12 states and are licensed as an insurer in 13 additional states. Non-standard personal automobile insurance is made available to individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage, driving record and/or vehicle type, and in most instances who are required by law to buy a minimum amount of automobile insurance. At March 4, 2014, we leased and operated 356 retail locations, staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by us. In addition, during the year ended December 31, 2013, select retail locations in highly competitive markets in Illinois and Texas began offering non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or recently-launched mobile platform. We also sell our products through 10 retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at acceptanceinsurance.com.

This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)
Revenues:
Premiums earned	$48,712	$46,080	$199,700	$185,644
Commission and fee income	8,734	7,534	35,125	32,574
Investment income	1,699	1,443	5,716	6,599
Net realized gains (losses) on investments, available-for-sale (includes $7, $22, $(29) and $3,242, respectively, of accumulated other comprehensive income reclassification for unrealized gains (losses))	7	22	(29)	3,242

	59,152	55,079	240,512	228,059

Costs and expenses:
Losses and loss adjustment expenses	34,115	33,805	142,839	148,223
Insurance operating expenses	20,428	19,716	82,822	82,127
Other operating expenses	300	240	987	922
Stock-based compensation	49	97	243	604
Depreciation and amortization	460	597	2,053	2,203
Interest expense	437	449	1,738	3,025

	55,789	54,904	230,682	237,104

Income (loss) before income taxes	3,363	175	9,830	(9,045)
Provision (benefit) for income taxes (includes $2, $8, $(10) and $1,135, respectively, of income tax expense from reclassifications items)	205	79	650	(5)

Net income (loss)	$3,158	$96	$9,180	$(9,040)

Net income (loss) per share:
Basic and diluted	$0.07	$0.00	$0.22	$(0.22)

Number of shares used to calculate net income (loss) per share:
Basic	40,946	40,877	40,930	40,861

Diluted	41,161	40,938	41,092	40,861

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,
	2013	2012
ASSETS
Investments, available-for-sale at fair value (amortized cost of $126,873 and $130,342, respectively)	$130,248	$139,046
Cash and cash equivalents	72,033	59,104
Premiums and fees receivable, net of allowance of $311 and $306	46,228	45,286
Limited partnership interests	7,513	—
Other assets	6,471	6,190
Property and equipment, net	3,512	4,656
Deferred acquisition costs	2,902	3,221
Identifiable intangible assets	4,800	4,800

TOTAL ASSETS	$273,707	$262,303

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$84,286	$79,260
Unearned premiums and fees	55,983	55,092
Debentures payable	40,301	40,261
Other liabilities	16,205	14,897

Total liabilities	196,775	189,510

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 40,983 and 40,962 shares issued and outstanding, respectively	410	410
Additional paid-in capital	456,993	456,705
Accumulated other comprehensive income	3,375	8,704
Accumulated deficit	(383,846)	(393,026)

Total stockholders’ equity	76,932	72,793

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$273,707	$262,303

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Premiums earned:
Georgia	$9,098	$9,373	$37,957	$38,500
Florida	7,356	6,962	30,517	26,744
Texas	5,986	5,432	24,051	22,481
Alabama	5,161	4,211	20,978	17,157
Illinois	4,635	5,379	20,200	21,896
Ohio	4,662	4,046	18,225	15,788
South Carolina	3,767	3,231	15,301	12,637
Tennessee	3,018	2,848	12,334	11,819
Pennsylvania	2,114	2,070	8,624	8,301
Indiana	1,325	1,164	5,218	4,703
Missouri	956	777	3,778	3,172
Mississippi	689	634	2,718	2,638

Total gross premiums earned	48,767	46,127	199,901	185,836
Premiums ceded to reinsurer	(55)	(47)	(201)	(192)

Total net premiums earned	$48,712	$46,080	$199,700	$185,644

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Loss	70.0%	73.4%	71.5%	79.8%
Expense	24.0%	26.4%	23.9%	26.7%

Combined	94.0%	99.8%	95.4%	106.5%

POLICIES IN FORCE

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Policies in force – beginning of period	157,199	148,799	147,500	141,862
Net change during period	(3,016)	(1,299)	6,683	5,638

Policies in force – end of period	154,183	147,500	154,183	147,500

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Retail locations – beginning of period	363	369	369	382
Opened	—	—	—	—
Closed	(3)	—	(9)	(13)

Retail locations – end of period	360	369	360	369

RETAIL LOCATIONS BY STATE

	December 31,			September 30,
	2013	2012	2011	2013	2012
Alabama	24	24	24	24	24
Florida	30	30	30	30	30
Georgia	60	60	60	60	60
Illinois	61	63	67	62	63
Indiana	17	17	17	17	17
Mississippi	7	7	8	7	7
Missouri	11	11	12	11	11
Ohio	27	27	27	27	27
Pennsylvania	16	16	16	16	16
South Carolina	25	26	26	26	26
Tennessee	19	19	20	19	19
Texas	63	69	75	64	69

Total	360	369	382	363	369

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885